Exhibit 4.8

Floating Rate Term Note dated August 1, 2014 by and between Dougherty’s Holdings, Inc. and Cardinal Health, Inc.

FLOATING RATE TERM NOTE

$305,350.00	August 1, 2014

FOR VALUE RECEIVED, Dougherty's Holdings, Inc., a Texas corporation (hereinafter referred to as “Maker”), promises to pay to the order of Cardinal Health* (the “Payee”), on the dates and in the manner provided below, the sum of THREE HUNDRED FIVE THOUSAND THREE HUNDRED FIFTY and 00/100 DOLLARS ($305,350.00) (the “Loan Amount”) or such lesser amount as shall be outstanding hereunder, together with interest on the unpaid principal balance hereof from the date hereof until maturity at a rate of interest per annum equal to the Prime Rate (as hereinafter defined) plus 2.4% per annum (the “Borrower Rate”). The term “Prime Rate” shall mean the rate of interest designated by SunTrust Bank (the “Bank”) from time to time as its “Prime Rate” which rate is a reference rate and not necessarily the Bank’s best rate of interest; any change in the Prime Rate shall be effective as of the date of such change.

1.	Calculation of Borrower Rate; Simple Interest Disclosure.

For informational purposes, as of the date hereof, the Prime Rate is 3.25% per annum thus producing an initial Borrower Rate as of the date hereof of 5.65% per annum, expressed in simple interest terms. The amount of interest accruing and payable hereunder shall be calculated based on the actual number of days elapsed in a 360 day year.

2.	Payments of Principal and Interest.

On the date hereof, the Loan Amount shall be amortized in equal monthly installments until maturity. The principal due on this Note shall be repaid in 59 consecutive monthly installments of principal in the amount of $3,353.94, together with all accrued and unpaid interest on the Note through such date, commencing on September 10, 2014 and continuing on the tenth day of each month thereafter through and including July 10, 2019. On August 10, 2019 (the “Maturity Date”), a balloon payment of all unpaid principal and accrued and unpaid interest under this Note shall be due and payable in full unless sooner accelerated in accordance with the terms hereof. Interest shall be calculated on the outstanding principal balance of this Note and shall be payable in arrears; provided that, in the event of any change in the Prime Rate occurring on or after the date when the Payee mails an invoice for the monthly payment amount to the Maker, any such change in the interest payment shall be reflected as an adjustment in the next monthly invoice sent to the Maker and shall not be deemed to be due and payable until that date. In no event shall any interest be charged on any unpaid interest hereunder. If any payment under this Note remains wholly or partially unpaid for more than ten (10) days after such payment was due and payable, the Maker agrees to pay a late fee equal to five percent (5%) of the payment amount which is past due, not to exceed fifty dollars ($50.00).

3.	Place of Payment; Holidays.

(a)              All amounts due and payable hereunder shall be paid via an automatic debit initiated by Payee from Maker's bank account.

(b)             In any case where the date for any action required to be performed under this Note or any document executed in connection herewith shall be, in the city where the performance is to be made, a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law to close (a “Holiday”), then such performance may be made on the next succeeding day that is not a Holiday.

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4.	Interest after Due Date or Event of Default.

Any principal outstanding hereunder, after the due date therefor, and whether or not due to acceleration following an Event of Default, shall bear interest at the lesser of (i) the Borrower Rate plus an additional three percent (3%) per annum or (ii) the highest rate allowed by applicable law; provided, however, that if such increase in interest is prohibited by any applicable law, interest on any amounts due hereunder after the due date therefore shall continue to be calculated at the Borrower Rate.

5.	Events of Default and Remedies Upon Default.

If any “Event of Default” under the Loan Agreement (hereinafter defined) occurs (provided that Maker and Payee may enter or have entered into a loan agreement with respect to the indebtedness evidenced hereby) or if any amount due under this Note is not paid when due, or if any check tendered for any such amount is not honored and paid immediately upon presentation to the bank on which it is drawn, or if Maker fails to purchase all of its pharmaceutical (“Rx Products”) requirements from Payee, provided such Rx Products are carried by Payee, or if Maker fails fully and timely to perform or pay any other obligations under this or any other agreement or arrangement with Payee (or any other subsidiary or affiliate of Payee’s parent corporation, Cardinal Health, Inc.), including, without limitation, the breach of any term, condition, warranty or covenant under any sales, purchase or security agreement or the termination or non-renewal by Maker of any sales or purchase agreement with Payee, or if Maker becomes insolvent, commences or has commenced against it any bankruptcy or insolvency proceeding, or if any guarantor of the obligation hereby evidenced shall die or if the holder of this Note in good faith deems itself insecure with respect to any amount owed to it from Maker under this Note or otherwise, then all payments thereafter due under this Note shall become immediately due and payable at the option of the holder of this Note, without further demand or notice, and interest thereafter shall accrue upon the entire outstanding balance of this Note at the rate set forth in paragraph number 4 of this Note until this Note is paid in full. Upon this Note becoming due and payable, Payee shall be entitled to exercise all rights and remedies provided for by law. Any failure of the holder of this Note to exercise the above- described option with respect to any such nonpayment or default shall not waive or otherwise affect the holder’s rights to exercise that option with respect to that or any subsequent nonpayment or default.

6.	Right to Prepay Note.

Maker shall have the right to prepay this Note, in whole or in part, at any time without penalty.

7.	Costs of Collection.

If default is made in the payment of this Note and it is placed in the hands of an attorney for collection, or if collected through probate or bankruptcy proceedings, or if suit is brought on the same, Maker agrees to pay all of the Payee’s costs and expenses of collection, including without limitation, reasonable attorney’s fees and expenses, incurred as a result of the foregoing in addition to the other sums due hereunder.

8.	Right of Set-Off.

The Payee or any subsequent holder hereof shall at all times have a right of set-off against any indebtedness due or to become due to Maker from the Payee (including but not limited to Payee’s affiliates, subsidiaries, parent or related entities, collectively or individually) or such holder of this Note in satisfaction of the indebtedness under this Note, without notice or demand to the Maker.

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9.	Successors and Assigns.

This Note shall be binding upon the successors and assigns of Maker and shall inure to the benefit of the successors and assigns of the Payee; provided, however, that Maker shall have no right to assign its rights or obligations hereunder to any person or entity without the prior written consent of the Payee. The Payee may assign this Note and all accompanying security instruments and guaranties securing the Maker’s obligations hereunder at any time to any entity.

10.	Intent not to Violate Usury Laws.

It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and each of the Payee and Maker agree that should any provision of this Note be deemed to violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the principal amount due hereunder, without penalty.

11.	Cumulative Remedies; Waivers by Maker.

No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy available to holder, whether at law or in equity. Maker hereby waives presentment, demand for payment, protest and notice of dishonor of this Note and all other notices and demands.

12.	Non-waiver.

Failure on the part of the holder to insist on the strict performance of any or all of the terms, provisions, and covenants contained in this Note shall not be construed as a waiver or relinquishment for the future of any term, provision or covenant herein.

13.	GOVERNING LAW; WAIVER OF JURY TRIAL; VENUE.

THIS NOTE HAS BEEN DELIVERED IN OHIO AND THE RIGHTS AND OBLIGATIONS OF THE PAYEE AND MAKER HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF OHIO TO THE EXTENT PERMITTED BY LAW, EACH OF THE MAKER AND THE PAYEE HEREBY WAIVE THE RIGHT TO TRIAL BY JURY. MAKER HEREBY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN COLUMBUS, OHIO OR IN OR NEAR DUBLIN, OHIO, AT PAYEE’ OPTION, FOR ANY ACTION OR PROCEEDING ARISING OUT OF THIS NOTE AND ANY RELATED DOCUMENTS AND HEREBY WAIVES THE DEFENSE, IF ANY, THAT SUCH COURT CONSTITUTES AN INCONVENIENT FORUM.

14.	Severability.

Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be effective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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15.	Closing Fee; Expenses of Loan Closing; Origination Fee.

Maker has agreed to pay a closing fee to the Payee in the amount of $350 to cover the Payee’s administrative costs in funding the loan. Maker agrees that the closing fee is a valid administrative cost and not a charge for the use of money. Maker agrees that the Payee may deduct such closing fee from the proceeds hereof. In addition, Maker shall reimburse the Payee for any out-of-pocket expenses incurred by the Payee in connection with the loan evidenced hereby, including without limitation, any documentary stamp tax or other taxes levied or charged in connection with this transaction, any filing fees, taxes or recording charges assessed in connection with the filing of the Mortgage or the Uniform Commercial Code financing statements required or advisable to perfect the security interests created pursuant to the Security Agreement or the Mortgage, and any Uniform Commercial Code search, title search, or other related costs or expenses incurred by the Payee.

16.	Time of the Essence.

TIME IS OF THE ESSENCE OF THIS NOTE.

17.	Other Indebtedness.

Maker agrees and acknowledges that the indebtedness and obligations secured by the Security Agreement (if any), the Mortgage (if any) and the indebtedness and obligations guaranteed by the Guaranty (if any), include all indebtedness and obligations of every kind and nature now existing or hereafter arising owed or owing by the Maker to Payee, including without limitation the indebtedness and obligations of the Maker of every kind, including principal, interest, costs, fees and expenses, if applicable, (i) evidenced by this Note (collectively, the “Note Indebtedness”), and (ii) otherwise now owed or at any time hereafter owing by the Maker to the Payee, whether or not evidenced by any promissory notes or other written documents or instruments (collectively, the “Other Indebtedness”). The security interest and lien granted pursuant to the Security Agreement and the Mortgage, all of the rights in the collateral described therein, and all of the rights and remedies of the secured party thereunder, and all of the rights and benefits of the beneficiary under the Guaranty, are collectively referred to herein as the “Credit Support”. Maker agrees and acknowledges that (i) full or partial payment of any Note Indebtedness will not constitute payment of any Other Indebtedness, and in the event of any such full or partial payment of Note Indebtedness, the Credit Support shall continue to secure and support the payment and performance in full of all of the Other Indebtedness, and (ii) full or partial payment of any Other Indebtedness will not constitute payment of any Note Indebtedness, and in the event of any such full or partial payment of Other Indebtedness, the Credit Support shall continue to secure and support the payment and performance in full of all of the Note Indebtedness.

Maker acknowledges that pursuant to any transfer, assignment or similar agreement (a “Transfer Agreement”) which may be entered into by and between Payee and any assignee or transferee (any such assignee or transferee, an “Assignee”), this Note, and the Note Indebtedness, may be assigned or transferred in whole or in part by Payee to an Assignee. In the event of any such assignment or transfer, (i) the Credit Support may also be transferred or assigned in whole or in part as a result thereof, but without affecting the continued validity or priority of the lien of such Credit Support with respect to both the Note Indebtedness and Other Indebtedness, and (ii) the Credit Support shall continue to secure and support both the payment and performance in full of all of the Note Indebtedness as well as the payment and performance in full of all of the Other Indebtedness.

In connection with any such assignment or transfer, either the Payee or any Assignee may serve or continue to serve as collateral agent (the “Collateral Agent”) for both itself and such other party, with respect to the Other Indebtedness which is, or shall continue to be, owed by Maker to Payee, as well as with respect to the Note Indebtedness. In such capacity, the Collateral Agent is authorized to file, and be the secured party under, UCC financing statements, and amendments thereto, as applicable, on behalf of both itself and as agent on behalf of any such other party.

Any default by the Maker in the Other Indebtedness shall constitute a default under the Note Indebtedness, and any default under the Note Indebtedness shall constitute a default under the Other Indebtedness, in each case permitting the holder(s) of any such Note Indebtedness or Other Indebtedness, respectively, to accelerate the payment in full of all of such Note Indebtedness or Other Indebtedness, and/or exercise any and all other rights and remedies with respect to the Credit Support.

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18.	Loan Agreement, Etc.

Maker and Payee may enter or have entered into a loan agreement with respect to the indebtedness evidenced hereby (as the same may hereafter be amended or modified, the “Loan Agreement”). Unless otherwise defined herein, all capitalized terms used in this Note shall have the same meanings as set forth in the Loan Agreement, if such Loan Agreement has been or will be entered into by Maker and Payee. The Maker may enter or has entered into a security agreement for the benefit of the Payee as secured party with respect to the payment and performance of the indebtedness and obligations now or hereafter owed by the Maker to the Payee (as the same may hereafter be amended or modified, the “Security Agreement”). The Maker may also enter into a mortgage, deed of trust or other security instrument in favor of and for the benefit of Payee with respect to the payment and performance of the indebtedness and obligations now or hereafter owed by the Maker to the Payee (as the same may hereafter be amended or modified, the “Mortgage”). The Payee may also be the beneficiary of a guaranty agreement made by one or more guarantors with respect to the payment and performance of the indebtedness and obligations now or hereafter owed by the Maker to the Payee (as the same may hereafter be amended or modified, the “Guaranty”).

19.	Secured Obligation.

This Note is secured by the Maker’s personal property, including but not limited to all accounts, equipment, inventory, chattel paper, instruments, contracts, and all other goods and personal property, whether tangible or intangible, now owned or hereafter acquired, as evidenced by one or more security agreements executed and delivered by Maker to Payee either previously, in conjunction herewith or at a future date, and in form and substance satisfactory to Payee (the “Security Agreement”). This Note may also be secured by the Maker’s real property, as described in one or more mortgages, deeds of trust or other security instruments executed and delivered by Maker to Payee, either previously, in conjunction herewith or at a future date, and in form and substance satisfactory to Payee (the “Mortgage”).

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IN WITNESS WHEREOF, Maker has executed and delivered this Note under seal as of the date first above written.

DOUGHERTY'S HOLDINGS, INC.

By:	/s/ Mark S. Heil
Name:	Mark S. Heil
Title:	President/CFO

[CORPORATE SEAL]

*The term “Cardinal Health” shall mean collectively all subsidiaries, related and affiliated companies of Cardinal Health, Inc. (“CHI”), an Ohio corporation, and successor or assigns thereof, whether existing now or in the future, including but not limited to ParMed Pharmaceuticals, LLC.

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